Exhibit 99.1
10x Genomics Reports Second Quarter 2023 Financial Results
PLEASANTON, Calif. August 3, 2023 – 10x Genomics, Inc. (Nasdaq: TXG), a leader in single cell and spatial biology, today reported financial results for the second quarter ended June 30, 2023.
Recent Highlights
•Revenue was $146.8 million for the second quarter, representing a 28% increase over the corresponding period of 2022.
•Accelerated Xenium's momentum with strong shipments, multiple new curated and customizable gene panels and a major update of its onboard software to deliver even higher levels of performance.
•Launched the Visium CytAssist Gene and Protein Expression assay, combining tissue profiling with whole transcriptome spatial analysis and high-plex protein co-detection.
•Delivered double-digit growth of Chromium single cell consumables and increased Chromium X Series placements year over year, led by strong performance in the Americas and EMEA.
"Xenium established itself as the best performing in situ platform, as more and more researchers see firsthand the system's clear advantages in sensitivity, specificity, throughput and data analysis," said Serge Saxonov, Co-founder and CEO of 10x Genomics. "This was a strong quarter with momentum across our single cell and spatial portfolio despite the headwinds in China."
Second Quarter 2023 Financial Results
Revenue was $146.8 million for the second quarter of 2023, a 28% increase from $114.6 million for the corresponding prior year period.
Gross margin was 68% for the second quarter of 2023, as compared to 76% for the corresponding prior year period. The decrease in gross margin was primarily due to changes in product mix resulting from newly introduced products.
Operating expenses were $163.0 million for the second quarter of 2023, a 9% increase from $150.0 million for the corresponding prior year period. This increase was driven by higher personnel expenses, including stock-based compensation expense, and increased costs for facilities and information technology to support operational expansion.
Operating loss was $63.4 million for the second quarter of 2023, as compared to $63.1 million for the corresponding prior year period. Operating loss includes $45.7 million of stock-based compensation for the second quarter of 2023, as compared to $36.3 million for the corresponding prior year period.
Net loss was $62.4 million for the second quarter of 2023, as compared to a net loss of $64.5 million for the corresponding prior year period.
Cash and cash equivalents and marketable securities were $391.4 million as of June 30, 2023.
2023 Financial Guidance
10x Genomics is raising its full year 2023 revenue guidance and now expects revenue in the range of $600 million to $620 million, representing 16% to 20% growth over full year 2022. This compares to its previous revenue guidance of $590 million to $610 million.

Webcast and Conference Call Information
10x Genomics will host a conference call to discuss the second quarter 2023 financial results, business developments and outlook after market close on Thursday, August 3, 2023 at 1:30 PM Pacific Time / 4:30 PM Eastern Time. A webcast of the conference call can be accessed at http://investors.10xgenomics.com. The webcast will be archived and available for replay at least 45 days after the event.
About 10x Genomics
10x Genomics is a life science technology company building products to accelerate the mastery of biology and advance human health. Our integrated solutions include instruments, consumables and software for single cell and spatial biology, which help academic and translational researchers and biopharmaceutical companies understand biological systems at a resolution and scale that matches the complexity of biology. Our products are behind breakthroughs in oncology, immunology, neuroscience and more, fueling powerful discoveries that are transforming the world’s understanding of health and disease. To learn more, visit 10xgenomics.com or connect with us on LinkedIn or Twitter.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements included in this press release, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might," "will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” "would," "likely," "seek" or “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding 10x Genomics, Inc.’s product momentum and progress, our expected performance advantages and benefits of using our products and services, customer enthusiasm and adoption of our products and our financial performance and results of operations, including our expectations regarding revenue and guidance. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management, and actual outcomes and results could differ materially from these statements due to a number of factors. The material risks and uncertainties that could affect 10x Genomics, Inc.’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recently-filed 10-K and elsewhere in the documents 10x Genomics, Inc. files with the Securities and Exchange Commission from time to time.
Although 10x Genomics, Inc. believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments 10x Genomics may make. Further, such forward-looking statements may not accurately or fully reflect the potential impact of adverse geopolitical and macroeconomic events, difficulties selling in APAC, product capabilities and adoption rates, international economic, political, legal, compliance, social and business factors, inflation and supply chain interruptions may have on the business, financial condition, results of operations and cash flows of 10x Genomics, Inc. The forward-looking statements in this press release are based on information available to 10x Genomics, Inc. as of the date hereof, and 10x Genomics, Inc. disclaims any obligation to update any forward-looking statements provided to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing 10x Genomics, Inc.’s views as of any date subsequent to the date of this press release.
Disclosure Information
10x Genomics uses filings with the Securities and Exchange Commission, our website (www.10xgenomics.com), press releases, public conference calls, public webcasts and our social media accounts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Contacts
Investors: investors@10xgenomics.com
Media: media@10xgenomics.com

10x Genomics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue (1)	$146,819	$114,609	$281,104	$229,105
Cost of revenue (2)	47,207	27,704	83,102	53,182
Gross profit	99,612	86,905	198,002	175,923
Operating expenses:
Research and development (2)	71,460	70,685	138,558	134,763
Selling, general and administrative (2)	91,510	79,337	174,790	146,012
Total operating expenses	162,970	150,022	313,348	280,775
Loss from operations	(63,358)	(63,117)	(115,346)	(104,852)
Other income (expense):
Interest income	4,100	1,238	7,969	1,807
Interest expense	(5)	(109)	(24)	(237)
Other expense, net	(1,504)	(1,843)	(3,020)	(2,243)
Total other income (expense)	2,591	(714)	4,925	(673)
Loss before provision for income taxes	(60,767)	(63,831)	(110,421)	(105,525)
Provision for income taxes	1,647	627	2,740	1,346
Net loss	$(62,414)	$(64,458)	$(113,161)	$(106,871)

Net loss per share, basic and diluted	$(0.53)	$(0.57)	$(0.97)	$(0.94)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	116,707,672	113,574,757	116,166,776	113,272,158

(1)The following table represents revenue by source for the periods indicated (in thousands). Spatial products includes the Company's Visium and Xenium products:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Instruments
Chromium	$12,859	$14,047	$24,485	$28,373
Spatial	18,096	689	25,646	792
Total instruments revenue	30,955	14,736	50,131	29,165
Consumables
Chromium	100,794	91,048	201,890	182,327
Spatial	11,694	6,886	22,976	13,557
Total consumables revenue	112,488	97,934	224,866	195,884
Services	3,376	1,939	6,107	4,056
Total revenue	$146,819	$114,609	$281,104	$229,105
The following table presents revenue by geography based on the location of the customer for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Americas
United States	$88,394	$69,373	$164,675	$126,814
Americas (excluding United States)	3,149	1,515	5,664	3,761
Total Americas	91,543	70,888	170,339	130,575
Europe, Middle East and Africa	31,246	25,608	59,668	46,140
Asia-Pacific
China¹	12,755	9,984	26,786	31,766
Asia-Pacific (excluding China)	11,275	8,129	24,311	20,624
Total Asia-Pacific	24,030	18,113	51,097	52,390
Total Revenue	$146,819	$114,609	$281,104	$229,105
1 Includes Hong Kong effective from the first quarter of 2023. Comparative periods have been adjusted for this inclusion.
(2)Includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Cost of revenue	$1,835	$1,453	$3,296	$2,467
Research and development	19,560	15,579	37,340	26,870
Selling, general and administrative	24,301	19,281	47,161	33,023
Total stock-based compensation expense	$45,696	$36,313	$87,797	$62,360

10x Genomics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$325,879	$219,746
Marketable securities	65,506	210,238
Restricted cash	1,500	2,633
Accounts receivable, net	87,685	104,211
Inventory	83,687	81,629
Prepaid expenses and other current assets	18,683	16,578
Total current assets	582,940	635,035
Property and equipment, net	284,913	289,328
Restricted cash	3,474	4,974
Operating lease right-of-use assets	71,049	69,882
Goodwill	4,511	4,511
Intangible assets, net	22,290	22,858
Other noncurrent assets	20,461	2,392
Total assets	$989,638	$1,028,980
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,124	$21,599
Accrued compensation and related benefits	22,372	32,675
Accrued expenses and other current liabilities	34,088	59,779
Deferred revenue	9,217	7,867
Operating lease liabilities	9,286	9,037
Total current liabilities	98,087	130,957
Operating lease liabilities, noncurrent	90,331	86,139
Other noncurrent liabilities	7,919	6,141
Total liabilities	196,337	223,237
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	1,936,750	1,839,397
Accumulated deficit	(1,142,482)	(1,029,321)
Accumulated other comprehensive loss	(969)	(4,335)
Total stockholders’ equity	793,301	805,743
Total liabilities and stockholders’ equity	$989,638	$1,028,980